EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of KTI, Inc. for the registration of 2,453,237 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 1997 and February 7, 1997 with respect to the consolidated financial statements and schedule of KTI, Inc. and the financial statements of Penobscot Energy Recovery Company (a Limited Partnership), respectively, included in the Annual Report (Form 10-K) of KTI, Inc. for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                         /s/ Ernst & Young LLP

                         Ernst & Young LLP




Hackensack, New Jersey
January 15, 1998